March 29, 2006

Newton Properties, Inc.

Trust Company Complex

Ajeltake Road

Ajeltake Island,

Majuro, Marshall Islands MH96960

RE: Extension of Deadline to Drill North Wright Field Prospect, Acadia Parish, Louisiana

Ladies and Gentlemen:

Reference is made to the letter agreement dated April 22, 2005 (the "Original Agreement"), by and between Ignis Petroleum Corporation ("Ignis") and Newton Properties, Inc. ("Newton"), pertaining to the North Wright Field Prospect, Acadia Parish, Louisiana, as amended by the letter agreement dated September 30, 2005, by and among Ignis, Ignis Petroleum Group, Inc. ("IPG") and Newton (the Original Agreement as amended thereby, shall be referred to herein as the "Agreement"). All capitalized terms used but not defined herein shall have the meanings given such terms in the Agreement and the Joint Operating Agreement ("JOA") attached as Exhibit D to the Agreement.

For good and adequate consideration previously exchanged between the parties, the receipt and sufficiency of which is hereby acknowledged and confessed, the parties agree that Section 4 of the Agreement is hereby amended to read in its entirety as follows:

"In the event that Ignis does not commence actual drilling operations on the first well on or before December 31, 2006, Ignis shall, without notice from Newton, deliver assignments of the interests acquired by Ignis hereunder to Argyle Energy, Inc., whereupon this Agreement shall terminate and be of no further force or effect."

Except as amended hereby, the Agreement shall remain unchanged and in full force and effect.

Please indicate your acceptance of the terms of this letter agreement by signing a counterpart of this letter agreement in the space provided therefore below.

Very truly yours,

IGNIS PETROLEUM COPORATION

By: /s/ Philip Bushmann

Philipp Buschmann,

President, Secretary and Treasurer

AGREED TO AND ACCEPTED

this the 30th day of March, 2006.

Newton Properties, Inc.

By: /s/ David Craven

David Craven,

CEO/Director